AGREEMENT FOR SALE OF GOODS

Agreement made and entered into this 10-23-13 , by and between SUEMON Furniture Co.,Ltd of No.3 Shuiheng Road,Longjiang Town,Shunde Area,Foshan City,China, herein referred to as "Seller", and Adaiah Distribution Inc , of 941 Meadow View Drive, Gardnerville,NV 89460, herein referred to as "Buyer".

Seller hereby agrees to transfer and deliver to buyer, 25-30 days after we received the 30% deposit, the following goods: different types of pillows per seller description and availability.

Buyer agrees to accept the goods and pay for them in accordance with the terms of the contract.

Buyer and Seller agree that identification shall not be deemed to have been made until both parties have agreed that the goods in question are to be appropriated and fulfill the requirements of performance of said contract with the buyer.

Buyer agrees to pay for the goods at the time they are delivered and against copy of B/L at sight, FOB Shenzhen terms.

Until such time as said goods have been received by buyer, all risk of loss from any casualty to said goods shall be on buyer.

Seller promise to free replace the damage goods after buyer provide pictures and seller confirm that the goods was damaged by shipment or seller incompetent cause. If it is damage by buyer incompetent cause. The seller shall have the right to refuse compensation.

Seller warrants that the goods are now free from any security interest or other lien or encumbrance, that they shall be free from same at the time of delivery, and that he neither knows nor has reason to know of any outstanding title or claim of title hostile to his rights in the goods.

Buyer has the right to examine the goods on arrival and has thirty of days to notify seller of any claim for damages on account of the condition, grade or quality of the goods. That said notice must specifically set forth the basis of his claim, and that his failure to either notice seller within the stipulated period of time or to set forth specifically the basis of his claim will constitute irrevocable acceptance of the goods.

This agreement has been executed in duplicate, whereby both buyer and seller have retained one copy each, on Nov.1st,2013.

Jackey

SUEMON Furniture Co.,Ltd
Add:No.3 Shuiheng Road,Longjiang Town,
Shunde Area,Foshan City,China
Tel:+86-0757-23395290
Fax:+86-0757-23395292